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Filed Pursuant To Rule 424(b)(5)
Registration No. 333-057082

Prospectus Supplement to Prospectus dated March 29, 2001.

20,000,000 Shares

Corning Incorporated

Common Stock

        Our common stock is listed on the New York Stock Exchange under the symbol "GLW". The last reported sale price of our common stock on June 1, 2005 was $16.24 per share.

        See "Risk Factors" beginning on page S-7 of this prospectus supplement to read about certain factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$16.13	$322,600,000
Underwriting discount(1)	$—	$—
Proceeds, before expenses, to Corning	$16.13	$322,600,000

(1)
Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

        Goldman, Sachs & Co. expects to deliver the shares against payment in New York, New York on June 6, 2005.

Goldman, Sachs & Co.

Prospectus Supplement dated June 1, 2005.

ABOUT THIS PROSPECTUS SUPPLEMENT

        In this prospectus supplement, the words "Corning," "Company," "we," "us," and "our" refer to Corning Incorporated and its subsidiaries.

        This prospectus supplement contains the terms of this offering. A description of our common stock is contained in the accompanying prospectus beginning on page 36. This prospectus supplement, or the information incorporated by reference in the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, will apply and will supersede that information in the accompanying prospectus.

        It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information" in the accompanying prospectus.

PROSPECTUS SUPPLEMENT SUMMARY

        Because this is a summary, it does not contain all of the information that may be important to you. To understand the specific terms of the securities, you should read this prospectus supplement, the accompanying prospectus and the information incorporated by reference in the accompanying prospectus carefully.

About the Company

        We trace our origins to a glass business established in 1851. Our present corporation was incorporated in the State of New York in December 1936, and our name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989.

        We are a global, technology-based corporation that operates in four reportable business segments:

  •
  Display Technologies;

  •
  Telecommunications;

  •
  Environmental Technologies; and

  •
  Life Sciences.

        Our principal office is located at One Riverfront Plaza, Corning, New York 14831. Our telephone number is (607) 974-9000.

Recent Developments

        On May 17, 2005, we issued a press release confirming our projections for sales and earnings per share for the second quarter of 2005. We projected the sequential unit volume growth in the Display Technologies segment to be in the range of 10 to 20 percent and reduced the estimated Telecommunications segment growth from a sequential increase of approximately five percent to a range of flat to five percent, due to lower demand. We also announced the cash redemption of our outstanding 3.50% convertible debentures due 2008 with a principal amount of approximately $191 million. These debentures are convertible into 103.3592 shares of Corning common stock for each $1,000 principal amount of debentures. In addition, we announced the redemption of our 7% debentures due 2007 with a principal amount of $100 million. We may, subject to acceptable market conditions, seek to refinance the 7% debentures due 2007.

        On June 1, 2005, we announced that we continued to experience strong demand for our LCD glass in April and May and that we now expect sequential unit volume growth in the Display Technologies segment in the second quarter to be in the range of 15 to 20 percent compared to our original projection of 10 to 20 percent. There can be no assurance that these recent quarter-to-quarter increases in unit volume sales will continue at the same pace.

        Our projections for the second quarter of 2005 are based upon estimates and forecasts and therefore are forward-looking statements. Actual results may differ materially from expected results. Factors that may cause our actual results to differ from expected results are set forth under "Forward-Looking Statements", beginning on page S-5 of this prospectus supplement, and "Risk Factors", beginning on Page S-7 of this prospectus supplement.

The Offering

Shares of common stock offered	20,000,000 shares
Shares of common stock outstanding after this offering(1)	1,469,248,765 shares
Use of Proceeds	The net proceeds to the Company will be used to reduce debt and for general corporate purposes as described in this prospectus supplement under "Use of Proceeds".
New York Stock Exchange Symbol	GLW

        The calculation of the number of shares outstanding after this offering is based on the number of shares outstanding on May 25, 2005.

(1)
Does not include shares of common stock reserved for issuance under our various stock option programs, employee and non-employee director equity participation programs, employee stock purchase programs, various employee investment plans, or shares of common stock reserved for issuance upon the conversion of our zero coupon convertible debentures due November 8, 2015, 7% Series C mandatory convertible preferred stock and the Oak Industries Inc. 4 7/8% convertible subordinated notes due March 1, 2008.

FORWARD-LOOKING STATEMENTS

        Some of the statements contained in this prospectus supplement and the accompanying prospectus are forward-looking statements. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty which are, in many instances, beyond our control and have been made based upon management's expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on us will be those anticipated by management. Actual results could differ materially from those expected by us, depending on the outcome of various factors. These factors include:

  •
  global economic and political conditions;

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  tariffs, import duties and currency fluctuations;

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  product demand and industry capacity;

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  competitive products and pricing;

  •
  sufficiency of manufacturing capacity and efficiencies;

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  availability and costs of critical components and materials;

  •
  new product development and commercialization;

  •
  order activity and demand from major customers;

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  fluctuations in capital spending by customers;

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  possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns;

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  facility expansions and new plant start-up costs;

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  effect of regulatory and legal developments;

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  capital resource and cash flow activities;

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  our ability to pace capital spending to anticipated levels of customer demand, which may fluctuate;

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  interest costs;

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  our credit rating and ability to obtain financing and capital on commercially reasonable terms;

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  adequacy and availability of insurance;

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  financial risk management;

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  capital spending;

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  acquisition and divestiture activities;

  •
  rate of technology change;

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  level of excess or obsolete inventory;

  •
  ability to enforce patents;

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  adverse litigation;

  •
  product and components performance issues;

  •
  stock price fluctuations;

  •
  the rate of substitution by end-users purchasing LCDs for notebook computers, desktop monitors and televisions;

  •
  a downturn in demand for LCD glass substrates;

  •
  the ability of our customers, most notably in the Display Technologies segment, to maintain profitable operations and obtain financing to fund their manufacturing expansions;

  •
  fluctuations in inventory levels in the supply chain;

  •
  equity company activities, principally at Dow Corning Corporation and Samsung Corning Precision Glass Co., Ltd.; and

  •
  other risks detailed in our filings with the Securities and Exchange Commission (the "SEC").

RISK FACTORS

        Your investment in our common stock involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in our common stock is suitable for you.

Our sales could be negatively impacted if one or more of our key customers substantially reduce orders for our products

        Our customer base is relatively concentrated with less than 10 significant customers accounting for a high percentage (greater than 50%) of net sales in most of our businesses, including those purchasing LCD glass. However, no individual customer accounts for more than 10% of consolidated sales.

        Our Display Technologies, Telecommunications, Environmental Technologies and Life Sciences segments have concentrated customer bases. If we lose a significant customer in any of these businesses, or if one or more significant customers reduce orders, our sales could be negatively impacted. Corning manufactures and sells glass substrates to a concentrated customer base comprised of LCD panel makers primarily located in Japan and Taiwan. The most significant customers in these markets are AU Optronics Corp., Chi Mei Optoelectronics Corp., Hannstar Display Corp., Quanta Display Inc., Sharp Corporation and Toppan CFI (Taiwan) Co., Ltd. For the three months ended March 31, 2005, these customers accounted for 79% of the Display Technologies segment sales. In addition, Samsung Corning Precision's sales were also concentrated, with three LCD panel makers in Korea (Samsung Electronics Co., Ltd., LG Philips LCD Co. and BOE Hydis Technology Co., Ltd.) accounting for 87% of sales for the three months ended March 31, 2005.

        Although the sale of LCD glass substrates continues to increase in 2005, there can be no assurance that positive trends will continue. Our customers are LCD panel makers, and as they switch to larger size glass, the pace of their orders may be uneven while they adjust their manufacturing processes and facilities. Additionally, consumer preferences for panels of differing sizes, or price or other factors, may lead to pauses in market growth from time to time. There is further risk that our customers may not be able to maintain profitable operations or access sufficient capital to fund ongoing expansions.

        Our Telecommunications segment customers' purchases of our products are affected by their capital expansion plans, general market and economic uncertainty and regulatory changes, including broadband policy. For the three months ended March 31, 2005, one customer accounted for approximately 19% of our Telecommunications segment sales, and 10 customers accounted for 63% of total segment sales. Sales growth in the Telecommunications segment is largely dependent on the continuation of the recent Verizon fiber-to-the-premises project. Should this deployment not occur at the pace anticipated, our future sales would be adversely impacted. Additionally, potential changes in Verizon's inventory of fiber-to-the-premises products could also affect future sales.

        In the Environmental Technologies segment, sales of our ceramic substrate and filter products for automotive and diesel emissions and pollution control fluctuate with production and sales of automobiles and other vehicles, as well as changes in governmental laws and regulations for air quality and emission controls. Sales in our Environmental Technologies segment are primarily to four manufacturers of emission control systems who then sell to automotive and diesel engine manufacturers.

        Sales in our Life Sciences segment in 2004 were primarily to government entities, pharmaceutical and biotechnology companies, hospitals, universities and other research facilities, through two large distributors. One of the Life Sciences segment primary distributors changed its business strategy, and we notified this distributor that we will not renew its existing distribution agreement, which expired in April 2005. We are actively working to transition the sales through this distributor to our remaining primary distributor and other existing and developing channels. However, this change will likely adversely impact sales volumes in the short term.

If we do not successfully adjust our manufacturing volumes and fixed cost structure, or achieve manufacturing yields or sufficient product reliability, our operating results could suffer, and we may not achieve profitability levels anticipated

        We are investing heavily in additional manufacturing capacity of certain businesses, including $283 million in the first quarter of 2005 to expand our liquid crystal display glass facilities in response to anticipated increases in customer demand and $34 million in anticipation of the emerging market for diesel emission control systems. The speed of constructing the new facilities presents challenges. We may face technical and process issues in moving to commercial production capacity. There can be no assurance that Corning will be able to pace its capacity expansion to the actual demand. While the industry has grown rapidly, it is possible that glass manufacturing capacity may exceed customer demand during certain periods.

        The manufacturing of our products involves highly complex and precise processes, requiring production in highly controlled and clean environments. Any changes in our manufacturing processes or those of our suppliers could significantly reduce our manufacturing yields and product reliability. In some cases, existing manufacturing may be insufficient to achieve the volume or requirements of our customers. We will need to develop new manufacturing processes and techniques to achieve targeted volume, pricing and cost levels that will permit profitable operations. While we continue to fund projects to improve our manufacturing techniques and processes, we may not achieve satisfactory cost levels in our manufacturing activities that will fully satisfy our yield and margin targets.

We have incurred, and may in the future incur, restructuring and other charges, the amounts of which are difficult to predict accurately

        As a result of a severe decline in the telecommunications industry beginning in 2001, we have recorded several charges for restructuring, impairment of assets, and the write-off of cost and equity based investments, most recently in the third quarter of 2004. It is possible we may record additional charges for restructuring or other asset impairments if additional actions become necessary to align costs to a reduced level of demand, or respond to increased competition, regulatory actions, or other factors impacting our businesses.

If the markets for our products do not develop and expand as we anticipate, demand for our products may decline further, which would negatively impact our results of operations and financial performance

        The markets for our products are characterized by rapidly changing technologies, evolving industry government standards and frequent new product introductions. Our success is expected to depend, in substantial part, on the timely and successful introduction of new products, upgrades of current products to comply with emerging industry or government standards, our ability to acquire technologies needed to remain competitive and our ability to address competing technologies and products. In addition, the following factors related to our products and the markets for them, if not achieved, could have an adverse impact on our results of operations and financial performance:

  •
  our ability to introduce leading products such as glass substrates for liquid crystal displays, optical fiber and environmental substrate products that can command competitive prices in the marketplace;

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  our ability to maintain or achieve a favorable sales mix of large generation sizes of display glass;

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  our ability to continue to develop new product lines to address our customers' diverse needs within the several market segments that we participate in, which requires a high level of innovation, as well as the accurate anticipation of technological and market trends;

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  our ability to develop new products in response to favorable government regulations and laws driving customer demand, particularly environmental substrate diesel filter products in the Environmental Technologies segment and Telecommunications segment products associated with fiber-to-the-premises;

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  continued strong demand for notebook computers;

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  the rate of substitution by end-users purchasing LCD monitors to replace cathode ray tube monitors;

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  the rate of growth in purchases of LCD televisions to replace other technologies;

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  fluctuations in inventory levels in the supply chain of LCD-based consumer electronics and fiber-to-the-premises products;

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  the ability to reallocate LCD glass to other customers in response to canceled orders; or

  •
  the rate of growth of the fiber-to-the-premises build-out in North America.

We face pricing pressures in each of our leading businesses that could adversely affect our results of operations and financial performance

        We face pricing pressures in each of our leading businesses as a result of intense competition, emerging new technologies or overcapacity. While we will work toward reducing our costs to respond to the pricing pressures that may continue, we may not be able to achieve proportionate reductions in costs. As a result of overcapacity and the current economic and industry downturn in the Telecommunications segment, pricing pressures continued in 2004, particularly in our optical fiber and cable products. Pricing pressures have continued into 2005, and we anticipate pricing pressures will continue beyond 2005. Increased pricing pressure is likely to continue in our Display Technologies segment as our customers strive to reduce their costs.

We have incurred, and may in the future incur, goodwill and other intangible asset impairment charges

        At March 31, 2005, Corning had goodwill of $277 million (including $118 million related to the Telecommunications segment).

        While we believe the estimates and judgments about future cash flows used in the goodwill impairment tests are reasonable, we cannot provide assurance that future impairment charges will not be required if the expected cash flow estimates as projected by management do not occur or change based on market conditions.

We may be limited in our ability to obtain additional capital on commercially reasonable terms

        Although we believe existing cash, short-term investments and borrowing capacity, collectively, provide adequate resources to fund ongoing operating requirements, we may be required to seek additional financing to compete effectively in our markets. Our public debt ratings affect our ability to raise capital and the cost of such capital. Our ratings as of June 1, 2005 were BBB- from both Fitch, Inc. and Standard & Poor's, a division of the McGraw-Hill Companies, Inc., and Ba2 from Moody's Investors Service, a subsidiary of Moody's Corporation. Any downgrades may increase our borrowing costs and affect our ability to access the debt capital markets.

        We are subject under our revolving credit facility to financial covenants that require us to maintain a ratio of total debt to capital and an interest coverage ratio, as defined under our revolving credit facility. These covenants may limit our ability to borrow funds. Future losses or significant charges could materially affect the ratios which may reduce the amounts we are able to borrow under our revolving credit facility.

If our products or materials purchased from our suppliers experience performance issues, our business will suffer

        Our business depends on the production of excellent products of consistently high quality. To this end, our products, including materials purchased from our suppliers, are tested for quality both by us and our customers. Nevertheless, our products are highly complex, and our customers' testing procedures are limited to evaluating our products under likely and foreseeable failure scenarios. For various reasons (including, among others, the occurrence of performance problems unforeseeable in testing), our products and materials purchased from our suppliers may fail to perform as expected. Performance issues could result from faulty design or problems in manufacturing or testing. We have experienced such performance issues in the past and remain exposed to such performance issues. In some cases, product redesigns or additional capital equipment may be required to correct a defect. In addition, any significant or systemic product failure could result in customer relations problems and harm the future sales of our products.

We face intense competition in most of our businesses

        We expect that we will face additional competition from existing competitors, low cost manufacturers and new entrants. Because some of the markets in which we compete have been historically characterized by rapid technology changes, smaller niche and start-up companies or companies with lower operating costs may become our principal competitors in the future. We must invest in research and development, expand our engineering, manufacturing and marketing capabilities, and continue to improve customer service and support in order to remain competitive. We cannot provide assurance that we will be able to maintain or improve our competitive position.

We may experience difficulties in enforcing our intellectual property rights, and we may be subject to claims of infringement of the intellectual property rights of others

        We may encounter difficulties in protecting our intellectual property rights or obtaining rights to additional intellectual property necessary to permit us to continue or expand our businesses. We cannot assure you that the patents that we hold or may obtain will provide meaningful protection against our competitors or competitive technologies. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of our proprietary rights. Litigation is inherently uncertain and the outcome is often unpredictable. Other companies hold patents on technologies used in our industries and are aggressively seeking to expand, enforce and license their patent portfolios.

        The intellectual property rights of others could inhibit our ability to introduce new products. We are, and may in the future be, subject to claims of intellectual property infringement or misappropriation that may result in loss of revenue or require us to incur substantial costs. We cannot assure you as to the outcome of such claims.

Current or future litigation may harm our financial condition or results of operations

        Pending, threatened or future litigation is subject to inherent uncertainties. Our financial condition or results of operations may be adversely affected by unfavorable outcomes, expenses and costs exceeding amounts estimated or insured. In particular, we have been named as a defendant in numerous lawsuits against Pittsburgh Corning Corporation ("PCC") and several other defendants involving claims alleging personal injury from exposure to asbestos. As described in Legal Proceedings in our quarterly report on Form 10-Q for the period ended March 31, 2005, our negotiations with the representatives of asbestos claimants have produced a tentative settlement, but certain cases may still be litigated and the final approval of the tentative settlement is subject to a number of uncertainties. Final approval of a global settlement through the PCC bankruptcy process may impact our results of operations for the period in which such costs, if any, are recognized. Total charges of $430 million have been incurred through March 31, 2005; however, additional charges are possible due to potential fluctuation in the price of our common stock, other adjustments in the proposed settlement and other litigation factors. Management cannot provide assurances that the ultimate outcome of the litigation or other resolution of these claims will not be materially different from the amount recorded to date.

We face risks related to our international operations and sales

        We have customers and significant operations, including manufacturing and sales, located outside the United States. We have large manufacturing operations for liquid crystal display glass substrates in the Asia-Pacific region, including equity investments in companies operating in South Korea that make liquid crystal display glass and in China that make telecommunications products, and several significant customers are located in this region. As a result of these and other international operations, we face a number of risks, including:

  •
  major health concerns such as Severe Acute Respiratory Syndrome (SARS);

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  difficulty of effectively managing our diverse global operations;

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  change in regulatory requirements;

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  tariffs, duties and other trade barriers, including anti-dumping duties;

  •
  undeveloped legal systems; and

  •
  political and economic instability in foreign markets.

We face risks through our equity method investments in companies that we do not control

        Corning's net income includes significant equity in earnings of associated companies. For the three months ended March 31, 2005, we have recognized $166 million of equity earnings, of which $148 million came from our two largest investments: Dow Corning Corporation (which makes silicone products) and Samsung Corning Precision Glass Co., Ltd. (which makes liquid crystal display glass). Samsung Corning Precision is located in the Asia-Pacific region and, as such, is subject to those geographic risks referred to above. With 50% or lower ownership, we do not control such equity companies nor their management and operations. Performance of our equity investments may not continue at the same levels in the future. During 2004, we recognized charges associated with Dow Corning Corporation, which recorded charges for restructuring actions and bankruptcy related settlement activities. It is possible that future earnings could be negatively impacted by additional charges recorded by our equity method investments.

We face risks due to foreign currency fluctuations

        Because we have significant customers and operations outside the United States, fluctuations in foreign currencies, especially the Japanese Yen and Euro, affect our sales and profit levels. Foreign exchange rates may make our products less competitive in countries where local currencies decline in value relative to the dollar. Sales in our Display Technologies segment are denominated in Japanese Yen. For the first quarter of 2005, the Display Technologies segment represented 30% of Corning's sales. Based on the expected sales growth of the Display Technologies segment, our exposure to currency fluctuations is increasing. Although we hedge significant transaction risk, we do not currently hedge translation risk.

If the financial condition of our customers declines, our credit risks could increase

        We have experienced, and in the future may experience, losses as a result of our inability to collect our accounts receivable, as well as the loss of such customer's ongoing business. If our customers fail to meet their payment obligations to us, including deposits due under long-term purchase and supply agreements in our Display Technologies segment, we could experience reduced cash flows and losses in excess of amounts reserved. As of March 31, 2005, reserves for trade receivables totaled approximately $28 million.

We may not have adequate insurance coverage for claims against us

        We face the risk of losses resulting from, and adverse publicity associated with, product liability, securities, fiduciary liability, intellectual property, antitrust, contractual, warranty, fraud and other lawsuits, whether or not such claims are valid. In addition, our product liability, fiduciary, directors and officers, property and comprehensive general liability insurance may not be adequate to cover such claims or may not be available to the extent we expect. Our insurance costs have increased and may increase further. We may not be able to get adequate insurance coverage in the future at acceptable costs. A successful claim that exceeds or is not covered by our policies could require us to pay substantial sums. Some of the carriers in our excess insurance programs are in liquidation and may not be able to respond if we should have claims reaching into excess layers. The financial health of other insurers may deteriorate and these insurers may not be able to respond if we should have claims reaching into excess layers. In addition, we may not be able to insure against certain risks or obtain some types of insurance, such as terrorism or war insurance.

ABOUT THE COMPANY

        We trace our origins to a glass business established in 1851. The present corporation was incorporated in the State of New York in December 1936, and our name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989.

        We are a global, technology-based corporation that operates in four reportable business segments:

  •
  Display Technologies;

  •
  Telecommunications;

  •
  Environmental Technologies; and

  •
  Life Sciences.

        The Display Technologies segment manufactures glass substrates for active matrix liquid crystal displays (LCD's) which are used primarily in notebook computers, flat panel desktop monitors and LCD televisions. The Telecommunications segment produces optical fiber and cable, and hardware and equipment products for the worldwide telecommunications industry. The Environmental Technologies segment products include ceramic technologies and solutions for emissions and pollution control in mobile and stationary applications around the world, including gasoline and diesel substrate and filter products. The Life Sciences segment manufactures laboratory products including microplate products, coated slides, filter plates for genomics sample preparation, plastic cell culture dishes, flasks, cryogenic vials, roller bottles, mass cell culture products, liquid handling instruments, Pyrex® glass breakers, pipettors, serological pipettes, centrifuge tubes and laboratory filtration products.

USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the shares of common stock offered by this prospectus supplement will be approximately $322 million after deducting the underwriting discounts and estimated offering expenses we will pay.

        We intend to use the net proceeds of this offering to repurchase all of our zero coupon convertible debentures due November 8, 2015, on or about November 8, 2005, for approximately $275 million, and for general corporate purposes.

        We will invest the net proceeds in short-term, interest-bearing, investment-grade obligations until they are applied as described above.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the New York Stock Exchange under the symbol "GLW". The table below sets forth, for the periods indicated, the intra-day high and low sales prices for our common stock as reported on the NYSE Composite Tape and dividends declared on our common stock.

	High	Low	Cash Dividends Declared Per Share
	Price Range
2002
First Quarter	$11.15	$6.14	$—
Second Quarter	7.95	2.80	—
Third Quarter	4.50	1.36	—
Fourth Quarter	5.00	1.10	—
2003
First Quarter	6.40	3.34	—
Second Quarter	8.49	5.27	—
Third Quarter	10.06	7.15	—
Fourth Quarter	12.34	9.23	—
2004
First Quarter	13.89	10.00	—
Second Quarter	13.19	10.08	—
Third Quarter	13.03	9.29	—
Fourth Quarter	12.96	10.16	—
2005
First Quarter	12.40	10.61	—
Second Quarter (through June 1, 2005)	16.57	10.97	—

        The last reported sale price of our common stock on the New York Stock Exchange on June 1, 2005 was $16.24. At May 25, 2005, there were 1,449,248,765 shares of our common stock outstanding, held by approximately 27,450 shareholders of record and approximately 616,000 beneficial owners.

DIVIDEND POLICY

        Effective July 9, 2001, Corning's Board of Directors determined that no future dividends will be paid in order to re-invest any future earnings to fund operating losses, reduce debt and serve other similar purposes.

UNDERWRITING

        We and Goldman, Sachs & Co. have entered into an underwriting agreement and a pricing agreement with respect to the shares being offered. Subject to certain conditions, Goldman, Sachs & Co. has agreed to purchase all of the 20,000,000 shares offered hereby.

        Goldman, Sachs & Co. is committed to take and pay for all of the shares being offered, if any are taken.

        Shares sold by Goldman, Sachs & Co. to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Goldman, Sachs & Co. may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. If all the shares are not sold at the initial price to public, Goldman, Sachs & Co. may change the offering price and the other selling terms.

        For a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of Goldman, Sachs & Co., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. This agreement does not apply to any securities issued: (1) in connection with any court-ordered settlement arrangements, (2) under our benefit plans or dividend reinvestment plans, (3) upon exercise of currently outstanding stock options, (4) upon conversion or exchange of currently outstanding convertible or exchangeable securities, (5) in connection with mergers, acquisitions or similar transactions, subject to certain limitations, or (6) in connection with the registration of any common stock to fund our pension plan, subject to certain limitations. This agreement does not restrict us from filing a shelf registration statement that includes equity securities or granting stock options or issuing our common stock upon exercise of such newly issued stock options so long as any shares of our common stock issued upon such exercise are subject to the provisions of this lock-up agreement. For a period of 30 days from the date of this prospectus supplement, we will also use our best efforts to cause certain of our officers and directors not to, without the prior written consent of Goldman, Sachs & Co., dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock.

        In connection with the offering, Goldman, Sachs & Co. may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by Goldman, Sachs & Co. of a greater number of shares than it is required to purchase in the offering. Goldman, Sachs & Co. will need to close out any short sale by purchasing shares in the open market. Goldman, Sachs & Co. is likely to create a short position if it is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by Goldman, Sachs & Co. in the open market prior to the completion of the offering.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        Goldman, Sachs & Co. has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of any shares in circumstances in which section 21(1) of the FSMA does not apply to the Issuer; and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold, transferred or delivered, as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in The Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

        The shares may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the shares may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

        This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the securities to the public in Singapore.

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law"), and Goldman, Sachs & Co. has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $130,000.

        We have agreed to indemnify Goldman, Sachs & Co. against certain liabilities, including liabilities under the Securities Act of 1933.

        Goldman, Sachs & Co. and its affiliates have provided from time to time, and expect to provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions.

VALIDITY OF THE COMMON STOCK

        The validity of the shares of common stock is being passed upon for us by William D. Eggers, Esq., Senior Vice President and General Counsel of Corning. The validity of the shares of common stock we are offering is being passed upon for the underwriter by Sullivan & Cromwell LLP, New York, New York. Mr. Eggers owns substantially less than 1% of the outstanding shares of our common stock.

EXPERTS

        The financial statements incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of this firm as experts in auditing and accounting.

PROSPECTUS

Corning Incorporated
and
Corning Finance B.V.

By this prospectus, we may offer from time to time up to $5,000,000,000 of:

                            •     Debt Securities of Corning Incorporated;

                            •     Guaranteed Debt Securities of Corning Finance B.V.;

                            •     Debt Warrants and Equity Warrants of Corning Incorporated;

                            •     Preferred Stock of Corning Incorporated;

                            •     Depositary Shares of Corning Incorporated; and

                            •     Common Stock of Corning Incorporated.

        When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities, including the offering price of the securities. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

        The common stock of Corning Incorporated is quoted on the New York Stock Exchange under the symbol "GLW."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 29, 2001.

CORNING INCORPORATED

        We trace our origins to a glass business established in 1851. The present corporation was incorporated in the State of New York in December 1936, and our name was changed from Corning Glass Works to Corning Incorporated on April 28, 1989. In this prospectus, "Corning" refers to Corning Incorporated and not Corning Finance B.V.

        We are a global, technology-based corporation which operates in three broadly based operating business segments:

  •
  Telecommunications;

  •
  Advanced Materials; and

  •
  Information Display.

        The Telecommunications segment produces optical fiber and cable, optical hardware and equipment, photonic modules and components and optical networking devices for the worldwide telecommunications industry. The Advanced Materials segment manufactures specialized products with unique properties for customer applications utilizing glass, glass ceramic and polymer technologies. Businesses within this segment include environmental products, life science products, semiconductor materials and optical and lighting products. The Information Display segment manufactures glass panels and funnels for televisions and CRT's, liquid-crystal display glass for flat panel displays and projection video lens assemblies.

        Our principal office is located at One Riverfront Plaza, Corning, New York 14831. Our telephone number is (607) 974-9000.

CORNING FINANCE B.V.

        Corning Finance B.V. is an indirect wholly owned subsidiary of Corning, incorporated under the laws of The Netherlands solely for the purpose of raising capital to meet the financing needs of Corning and its subsidiaries. Corning Finance B.V. has no independent operations. Its principal executive offices are located at Strawinskylaan 3105, 1007 Amsterdam; telephone: 31.20.406.4444.

RISK FACTORS

        The securities to be offered may involve various degrees of risk, including the risks described in the documents incorporated by reference in this prospectus. You should carefully consider the important factors set forth in the documents incorporated by reference in this prospectus before investing in any securities that may be offered.

USE OF PROCEEDS

        Except as may be set forth in the prospectus supplement(s), we will use the net proceeds from the sale of the securities offered under this prospectus and the prospectus supplement(s) for general corporate purposes. Our general corporate purposes may include:

  •
  the repayment or reduction of indebtedness;

  •
  working capital requirements;

  •
  financing acquisitions; and

  •
  the funding of a portion of our normal, ongoing capital spending program.

        Corning Finance B.V. will lend the net proceeds from the sale of any debt securities offered by it to Corning or its subsidiaries to be used for similar purposes. We will determine any specific allocation of the net proceeds of an offering of securities to a specific purpose at the time of the offering and will describe the allocation in the related prospectus supplement.

SECURITIES WE MAY ISSUE

        We may use this prospectus to offer up to $5,000,000,000 of:

  •
  debt securities issued by Corning;

  •
  debt securities issued by Corning Finance B.V. and fully and unconditionally guaranteed by Corning;

  •
  debt warrants and equity warrants issued by Corning;

  •
  preferred stock issued by Corning;

  •
  depositary shares relating to preferred stock; and

  •
  common stock issued by Corning.

        A prospectus supplement will describe the specific types, amounts, prices, and detailed terms of any of these securities.

RATIOS OF EARNINGS TO FIXED CHARGES AND
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
INCLUDING PREFERRED STOCK DIVIDENDS

        The table below sets forth:

  •
  our historical ratios of earnings to fixed charges; and

  •
  our consolidated ratios of earnings to combined fixed charges including preferred stock dividends for the periods indicated.

        For purposes of computing the ratio of earnings to fixed charges, earnings consist of:

  •
  income from continuing operations before taxes on income, equity in earnings of associated companies and minority interest;

  •
  dividends received from equity investees;

  •
  amortization of previously capitalized interest; and

  •
  fixed charges net of capitalized interest.

        Fixed charges consist of:

  •
  interest on indebtedness, including capitalized interest;

  •
  amortization of debt issuance costs; and

  •
  a portion of rental expenses which represents an appropriate interest rate factor.

        Preferred dividends consist of dividends paid on:

  •
  Corning's 6% Convertible Monthly Income Preferred Securities, all of which were redeemed as of March 23, 1999 and none of which are currently outstanding; and

  •
  Corning's 8% Series B Convertible Preferred Stock.

Year Ended
	Dec. 31, 2000	Dec. 31, 1999	Dec. 31, 1998	Dec. 31, 1997	Dec. 31, 1996
Ratio of earnings to fixed charges	4.6x	5.4x	4.8x	6.7x	7.3x
Ratio of earnings to combined fixed charges including preferred stock dividends	4.6x	5.2x	4.1x	5.6x	5.8x

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

General

  The Debt Securities Will Be Issued Under an Indenture

        As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the indenture. In the case of debt securities issued by Corning, the applicable indenture is a contract between Corning and J. P. Morgan Chase & Co., formerly The Chase Manhattan Bank, which acts as trustee, dated as of November 8, 2000. In the case of debt securities issued by Corning Finance B.V., the applicable indenture is a contract to be entered into among Corning Finance B.V., Corning, which acts as guarantor, and J. P. Morgan Chase & Co., formerly The Chase Manhattan Bank, which acts as trustee. The trustee has two main roles:

  •
  First, the trustee can enforce your rights against us if we default. There are limitations on the extent to which the trustee acts on your behalf, which we describe later under "—Default, Remedies and Waiver of Default"; and

  •
  Second, the trustee performs administrative duties for us, which include sending you interest payments and notices.

        We may issue as many distinct series of debt securities under each indenture as we wish. This section summarizes terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of your series are described in the prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here. The prospectus supplement may also describe special Federal income tax consequences of the debt securities.

  This Section Is Only a Summary

        This section and your prospectus supplement summarize all the material terms of each indenture and your debt security. They do not, however, describe every aspect of each indenture and your debt security.

        Each indenture and its associated documents, including your debt security, contain the full text of the matters described in this section and your prospectus supplement. Each indenture and the debt securities are governed by New York law. A copy of each indenture has been filed with the SEC as part of our registration statement. See "Where You Can Find More Information" below for information on how to obtain a copy.

Legal Ownership of Debt Securities

        We refer to those who have debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the "holders" of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect holders of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

  Book-Entry Holders

        We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

        Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

        As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

  Street Name Holders

        In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

        For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

  Legal Holders

        Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose—for example, to amend the applicable indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the applicable indenture—we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

        When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

  Special Considerations for Indirect Holders

        If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

  •
  how it handles securities payments and notices;

  •
  whether it imposes fees or charges;

  •
  how it would handle a request for the holders' consent, if ever required;

  •
  whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

  •
  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

  •
  if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

What Is a Global Security?

        We will issue each debt security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global security a master global security.

        Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "—Special Situations When a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

        If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "—Special Situations When a Global Security Will Be Terminated". The global security may be a master global security, although your prospectus supplement will not indicate whether it is a master global security. If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

  Special Considerations for Global Securities

        As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

        If debt securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

  •
  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "—Legal Ownership of Debt Securities" above;

  •
  An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

  •
  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

  •
  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

  •
  The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

  Special Situations When a Global Security Will Be Terminated

        In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "—Legal Ownership of Debt Securities".

        The special situations for termination of a global security are as follows:

  •
  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

  •
  if we notify the trustee that we wish to terminate that global security; or

  •
  if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived; we discuss defaults later under "—Default, Remedies and Waiver of Default".

        If a global security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Ranking

        Each series of debt securities will not be secured by any property or assets of Corning or Corning Finance B.V., and will not be subordinated to any other obligations of either Corning or Corning Finance B.V., as applicable.

Full and Unconditional Guarantee of the Debt Securities of Corning Finance B.V.

        All debt securities issued by Corning Finance B.V. will be fully and unconditionally guaranteed under a guarantee by Corning of the payment of principal of, and any premium, interest and "additional amounts" on, these debt securities when due, whether at maturity or otherwise. For a discussion of the payment of "additional amounts", please see "—Payment of Additional Amounts with Respect to the Guaranteed Debt Securities". Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against Corning Finance B.V. before they proceed directly against Corning.

Payment of Additional Amounts With Respect to the Guaranteed Debt Securities

        Unless otherwise indicated in your prospectus supplement, all amounts of principal of, and any premium and interest on, any guaranteed debt securities will be paid by Corning Finance B.V. without deduction or withholding for any taxes, assessments or other charges imposed by the government of The Netherlands, or the government of a jurisdiction in which a successor to Corning Finance B.V. is organized. If deduction or withholding of any of these charges is required by The Netherlands, or by a jurisdiction in which a successor to Corning Finance B.V. is organized, Corning Finance B.V. will pay as additional interest any additional amounts necessary to make the net amount paid to the affected holders equal the amount the holders would have received in the absence of the deduction or withholding. However, these "additional amounts" do not include:

  •
  the amount of any tax, assessment or other governmental charge imposed by any unit of the United States;

  •
  the amount of any tax, assessment or other governmental charge which is only payable because either:

  — a type of connection exists between the holder and The Netherlands; or

  — the holder presented the debt security for payment more than 30 days after the date on which the relevant payment became due or was provided for, whichever is later;

  •
  the amount of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from a payment on the debt securities;

  •
  the amount of any tax, assessment or other governmental charge that is imposed or withheld due to the beneficial owner of the debt security failing to comply with a request from us to either provide information concerning the beneficial owner's nationality, residence or identity or make any claim to satisfy any information or reporting requirement, if the completion of either would have provided an exemption from the applicable governmental charge;

  •
  the amount of any tax, assessment or other governmental charge where withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive;

  •
  the amount of any tax, assessment, or other governmental charge presented for payment by or on behalf of a beneficial owner who would have been able to avoid such withholding or deduction by presenting the relevant debt securities to another Paying Agent in a Member State of the EU; or

  •
  any combination of the taxes, assessments or other governmental charges described above.

The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State, subject to the right of certain Member States to opt instead for a withholding system for a transitional period in relation to such payments.

        The prospectus supplement will describe any additional circumstances under which additional amounts will not be paid with respect to debt securities.

Redemption and Repayment

        Unless otherwise indicated in your prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—that is, we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, we will not be entitled to redeem your debt security before its stated maturity unless your prospectus supplement specifies a redemption commencement date. You will not be entitled to require us to buy your debt security from you, before its stated maturity, unless your prospectus supplement specifies one or more repayment dates.

        If your prospectus supplement specifies a redemption commencement date or a repayment date, it will also specify one or more redemption prices or repayment prices, which will be expressed as a percentage of the principal amount of your debt security. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

        If your prospectus supplement specifies a redemption commencement date, your debt security will be redeemable at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed.

        If your prospectus supplement specifies a repayment date, your debt security will be repayable at your option on the specified repayment date at the specified repayment price, together with interest accrued to the repayment date.

        In the event that we exercise an option to redeem any debt security, we will give to the trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 15 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described below in "—Notices".

        If a debt security represented by a global security is subject to repayment at the holder's option, the depositary or its nominee, as the holder, will be the only person that can exercise the right to repayment. Any indirect holders who own beneficial interests in the global security and wish to exercise a repayment right must give proper and timely instructions to their banks or brokers through which they hold their interests, requesting that they notify the depositary to exercise the repayment right on their behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the applicable deadline for exercise.

Street name and other indirect holders should contact their banks or brokers for information about how to exercise a repayment right in a timely manner.

        In the event that the option of the holder to elect repayment as described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Securities Exchange Act of 1934, we will comply with Rule 14e-1 as then in effect to the extent it is applicable to us and the transaction.

        We or our affiliates may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, at our discretion, be held, resold or canceled.

Optional Tax Redemption

        Unless otherwise indicated in your prospectus supplement, except in the case of debt securities that have a variable rate of interest, which may be redeemed on any interest payment date, Corning Finance B.V. may redeem each series of its debt securities at its option in whole but not in part at any time. Except in the case of outstanding original issue discount debt securities which may be redeemed at the redemption price specified by the terms of that series of debt securities, the redemption price will be equal to the principal amount plus accrued interest to the date of redemption, if:

  •
  Corning Finance B.V. would be required to pay additional amounts, as a result of any change in the tax laws of The Netherlands which becomes effective on or after the date of issuance of that series, as explained above under "—Payment of Additional Amounts With Respect to the Guaranteed Debt Securities", or

  •
  as a result of any change in any treaty affecting taxation to which The Netherlands, or a jurisdiction in which a successor to Corning Finance B.V. is organized, is a party which becomes effective on or after a date on which Corning borrows money from Corning Finance B.V., Corning would be required to deduct or withhold tax on any payment to Corning Finance B.V. to enable it to make any payment of principal, premium, if any, or interest.

        In both of these cases, however, we will not be permitted to redeem a series of debt securities if we can avoid either the payment of additional amounts, or deductions or withholding, as the case may be, by using reasonable measures available to us.

Conversion

        Your debt securities may be convertible into or exchangeable for common stock or other securities of Corning if your prospectus supplement so provides. If your debt securities are convertible or exchangeable, your prospectus supplement will include provisions as to whether conversion or exchange is mandatory, at your option or at our option. Your prospectus supplement would also include provisions regarding the adjustment of the number of shares of common stock or other securities of Corning to be received by you upon conversion or exchange.

Mergers and Similar Transactions

        We are generally permitted to merge or consolidate with another entity. We are also permitted to sell substantially all our assets to another entity. We may not take any of these actions, however, unless all the following conditions are met:

  •
  Where we merge out of existence or sell our assets, the successor firm must agree to be legally responsible for the debt securities and must be organized as a corporation, partnership, trust, limited liability company or similar entity. In the case of a merger or consolidation of Corning, the successor firm may not be organized under a foreign country's laws, that is, it must be organized under the laws of a State or the District of Columbia or under federal law. In the case of a merger or consolidation of Corning Finance B.V., the successor firm may be organized under the laws of any jurisdiction.

  •
  The merger, sale of assets or other transaction must not cause a default on the debt securities, and we must not already be in default, unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an event of default that has occurred and not been cured, as described below under "—Events of Default". A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

  •
  It is possible that the merger, sale of assets or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised to limit these preferential rights on our property, called "liens." This limitation is discussed below under "—Restrictive Covenants and Defeasance—Restrictions on Liens". If a merger or other transaction would create any liens on our property, we must comply with that restrictive covenant. We would do this either by deciding that the liens were permitted, or by following the requirements of the restrictive covenant to grant an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities.

  •
  In the case of the guaranteed debt securities, the successor to Corning Finance B.V., if not organized in the United States, must agree to pay the holder of each guaranteed debt security any "additional amounts" or other expenses imposed on the holder as a result of the merger, consolidation or sale, as explained above under "—Payment of Additional Amounts with Respect to the Guaranteed Debt Securities".

Restrictive Covenants and Defeasance

  Restrictions on Liens

        In each indenture, Corning promises that it will not become nor permit any of its domestic subsidiaries to become obligated on any new debt that is secured by a lien on any of its or its domestic subsidiary's principal domestic manufacturing properties, or on any shares of stock or debt of any of its domestic subsidiaries, unless it grants an equivalent or higher-ranking lien on the same property to you and the other direct holders of the debt securities and, if applicable, the guarantees.

        Corning does not need to comply with this restriction if the amount of all debt that is secured by liens on its principal domestic manufacturing properties is less than 10% of its consolidated net tangible assets. In performing this calculation, debt secured would include the new debt and the securities which it would secure as described in the previous paragraph.

        This restriction on liens does not apply to debt secured by the following types of liens, and Corning can disregard this debt when we calculate the limits imposed by this restriction:

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  liens on the property of any domestic subsidiaries of Corning, or on their shares of stock or debt, if those liens existed at the time the corporation became a domestic subsidiary of Corning or as of the date that debt securities are first issued under the applicable indenture;

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  liens in favor of Corning or its domestic subsidiaries;

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  some mechanics' liens, tax liens, liens in favor of, and to secure payments or the acquisition of property from any governmental body by law or because of a contract Corning has entered into, and other liens incidental to construction, conduct of business or ownership of its property or of any domestic subsidiary;

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  liens on property that existed at the time Corning acquired the property, including property it may acquire through a merger or similar transaction, or that it granted in order to purchase, alter or construct the property, sometimes called "purchase money mortgages"; and

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  liens arising from any judgment, decree or order of a court so long as proceedings to review these judgments have not been terminated or the period in which to initiate proceedings has not expired.

        Corning can also disregard debt secured by liens that extend, renew or replace any of these types of liens.

        Corning and its subsidiaries are permitted to have as much unsecured debt as they may choose, and neither indenture restricts liens on any of the shares of stock of Corning or of less than 80%-owned subsidiaries.

  Restrictions on Sales and Leasebacks

        In each indenture, Corning promises that neither it nor any of its domestic subsidiaries will enter into any sale and leaseback transaction involving a principal domestic manufacturing property, unless it complies with this restrictive covenant. A "sale and leaseback transaction" generally is an arrangement between Corning or a domestic subsidiary and a bank, insurance company or other lender or investor where Corning or the domestic subsidiary lease a principal domestic manufacturing property, for more than three years, which was or will be sold by Corning or the domestic subsidiary to that lender or investor more than 180 days after the completion of construction of the property and the beginning of its full operation.

        Corning does not need to comply with this restriction if the amount of attributable debt is less than 10% of its consolidated net tangible assets. Corning can comply with this restrictive covenant if it retires an amount of funded debt, within 180 days of the transaction, equal to at least the net proceeds of the sale of the principal domestic manufacturing property that it leases in the transaction or the fair value of that property, subject to credits for voluntary retirements of debt securities and funded debt we may make, whichever is greater.

        This restriction on sales and leasebacks does not apply to any sale and leaseback transaction that is between Corning and one of its domestic subsidiaries or between domestic subsidiaries, or that involves a lease for a period of three years or less.

  Definitions Relating to our Restrictive Covenants

        Following are the meanings of the terms that are important in understanding the restrictive covenants previously described.

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  "attributable debt" means the total net amount of rent, discounted at a rate of 15% per annum compounded semi-annually, that is required to be paid during the remaining term of any lease.

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  "consolidated net tangible assets" is the total amount of assets, less reserves and other permitted deductible items, after subtracting all current liabilities and all goodwill, trade names, trademarks, patents, unamortized debt discounts and expenses and similar intangible assets, as these amounts appear on the most recent consolidated balance sheet of Corning and computed in accordance with generally accepted accounting principles.

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  A "domestic subsidiary" means any subsidiary of Corning except one which neither transacts a substantial portion of its business in the United States nor regularly keeps a substantial portion of its assets, other than intangible assets, in the United States, or one that is used primarily to finance the operations of Corning outside of the United States. A "subsidiary" is a corporation or any other entity in which Corning and/or one or more of its other subsidiaries owns at least 80% of the voting stock, which is a kind of stock that ordinarily permits its owners to vote for the election of directors.

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  "funded debt" means all debt for borrowed money that either has a maturity of 12 months or more from the date on which the calculation of funded debt is made or has a maturity of less than 12 months from that date but is by its terms renewable or extendible beyond 12 months from that date at the option of the borrower.

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  A "principal domestic manufacturing property" is any building or other structure or facility, and the land on which it sits and its associated fixtures, that Corning uses primarily for manufacturing or processing, that has a gross book value in excess of 3% of consolidated net tangible assets and that is located in the United States, other than a building, structure or other facility that is financed by industrial revenue bonds or that the board of directors of Corning has determined is not of material importance to the total business that Corning and its subsidiaries conduct.

  Defeasance and Covenant Defeasance

        Unless we say otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each series of debt securities. In general, we expect these provisions to apply to each U.S. dollar-denominated debt security that is not a floating rate or indexed debt security.

        Full Defeasance.    If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on your debt securities. This is called full defeasance. To do so, each of the following must occur:

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  We must deposit in trust for the benefit of all holders a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on your debt securities on their various due dates;

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  There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and just repaid the debt security ourselves. Under current federal tax law, the deposit and our legal release from the debt security would be treated as though we took back your debt security and gave you your share of the cash and debt security or bonds deposited in trust. In that event, you could recognize gain or loss on your debt security; and

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  We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

        If we ever fully defease your debt security, you will have to rely solely on the trust deposit for payments on your debt security. You could not look to us for payment in the event of any shortfall.

        Covenant Defeasance.    Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants relating to your debt security. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants. In order to achieve covenant defeasance, we must do both of the following:

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  We must deposit in trust for the benefit of the holders a combination of money and government or U.S. government notes or bonds that will generate enough cash to make interest, principal and other payments on your debt security on their various due dates; and

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  We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and just repaid the debt security ourselves.

        If we accomplish covenant defeasance with regard to your debt security, the following provisions of the indenture and the debt securities would no longer apply:

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  The condition regarding the treatment of liens when we merge or engage in similar transactions, as described above under "—Restrictions on Liens" and "—Restrictions on Sales and Leasebacks" and any other covenants that your prospectus supplement may state are applicable to your debt security.

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  The events of default resulting from a breach of covenants, described below in the fourth item under "—Default, Remedies and Waiver of Default—Events of Default".

        If we accomplish covenant defeasance, you can still look to us for repayment of your debt security in the event of any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, like our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Default, Remedies and Waiver of Default

        You will have special rights if an event of default with respect to your debt security occurs and is not cured, as described in this subsection.

  Events of Default

        With respect to your debt security, when we refer to an event of default, we mean any of the following:

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  We do not pay interest on a debt security within 30 days of its due date.

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  We do not pay the principal or any premium on a debt security on its due date.

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  We do not deposit any sinking fund payment on its due date.

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  We remain in breach of our covenants described under "—Restrictive Covenants and Defeasance—Restrictions on Liens" and "—Restrictive Covenants and Defeasance—Restrictions on Sales and Leasebacks" above, or any other covenant we make in the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt security of the affected series.

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  We file for bankruptcy or other events in bankruptcy, insolvency or reorganization occur.

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  Any other event of default described in the prospectus supplement occurs.

  Remedies if an Event of Default Occurs

        If an event of default has occurred and has not been cured or waived, the trustee or the holders of 25% or more in principal amount of all debt securities of the affected series may declare the entire principal amount of all the debt securities to be due immediately. If an event of default occurs because of events in bankruptcy, insolvency or reorganization relating to Corning, the entire principal amount of all the debt securities will be automatically accelerated, without any action by the trustee or any holder.

        Each of the situations described above is called an acceleration of the maturity of the affected debt securities. If the maturity of any debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities affected by the acceleration may cancel the acceleration for all the affected debt securities.

        If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the applicable indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

        Except as described in the prior paragraph, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of the relevant series of debt securities may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture with respect to the relevant series of debt securities.

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

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  The holder of your debt security must give the trustee written notice that an event of default has occurred, and the event of default must not have been cured or waived.

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  The holders of 25% or more in principal amount of all of the relevant debt securities must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action.

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  The trustee must not have taken action for 60 days after the above steps have been taken. During those 60 days, the holders of a majority in principal amount of the related series of debt securities must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of all the relevant series of debt securities.

You are, however, entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after their due date.

  Waiver of Default

        The holders of a majority in principal amount of the relevant series of debt securities may waive a default for all of the relevant series of debt securities. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on a particular debt security, however, without the approval of the holder of that debt security.

  We Will Give the Trustee Information About Defaults Annually

        We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

Modification and Waiver of Covenants

        There are three types of changes we can make to the indenture and the debt securities.

  Changes Requiring Each Holder's Approval

        First, there are changes that we or the trustee cannot make without the approval of each holder of debt security affected by the change. We cannot:

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  change the stated maturity for any principal or interest payment on a debt security;

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  reduce the principal amount, the amount payable on acceleration of the maturity after a default, the interest rate or the redemption price for a debt security;

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  in the case of the guaranteed debt securities, change any obligation to pay additional amounts, as explained above under "—Payment of Additional Amounts with Respect to the Guaranteed Debt Securities";

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  permit redemption of a debt security if not previously permitted;

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  impair any right a holder may have to require repayment of its debt security;

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  change the currency of any payment on a debt security other than as permitted by the debt security;

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  change the place of payment on a debt security, if it is in non-global form;

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  impair a holder's right to sue for payment of any amount due on its debt security;

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  reduce the percentage in principal amount of the debt securities and any other affected series of debt securities, taken together, the approval of whose holders is needed to change the indenture or the debt securities;

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  reduce the percentage in principal amount of the debt securities and any other affected series of debt securities, taken separately or together, as the case may be, the consent of whose holders is needed to waive our compliance with the applicable indenture or to waive defaults; and

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  change the provisions of the applicable indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or to add to the provisions that cannot be changed or waived without approval.

  Changes Not Requiring Approval

        The second type of change does not require any approval by holders of the debt securities. This type is limited to clarifications and changes that would not adversely affect the debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under each indenture after the changes take effect.

        We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities or other debt securities.

  Changes Requiring Majority Approval

        Any other change to each indenture and the debt securities would require the following approval:

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  If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of the relevant series of debt securities.

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  If the change affects more than one series of debt securities issued under each indenture, it must be approved by the holders of a majority in principal amount of the series affected by the change, with all affected series voting together as one class for this purpose.

        In each case, the required approval must be given by written consent.

        The same majority approval would be required for us to obtain a waiver of any of our covenants in each indenture. Our covenants include the promises we make about merging and putting liens on our interests, which we describe above under "—Mergers and Similar Transactions" and "—Restrictive Covenants and Defeasance". If the holders agree to waive a covenant, we will not have to comply with it.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the applicable indenture or the debt securities or request a waiver.

Form, Exchange and Transfer

        If the debt securities cease to be issued in global form, they will be issued:

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  only in fully registered form;

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  without interest coupons; and

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  unless we indicate otherwise in your prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000;

        You may exchange your debt securities that are not in global form for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

        You may exchange or transfer your debt securities at the office of the trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

        You will not be required to pay a service charge to transfer or exchange your debt securities, but you may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with your proof of legal ownership.

        If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

        If any debt securities are redeemable and we redeem less than all those debt securities, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

        If a debt security is issued as a global security, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Payment Mechanics

  Who Receives Payment

        If interest is due on a debt security on an interest payment date, we will pay the interest to the person or entity in whose name the debt security is registered at the close of business on the regular record date (see below) relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment, or, in the case of a global security, in accordance with the applicable policies of the depositary.

  How We Will Make Payments Due in U.S. Dollars

        We will follow the practice described in this subsection when paying amounts due in U.S. dollars. Payments of amounts due in other currencies will be made as described in the next subsection.

        Payments on Global Securities.    We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will pay directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "—What Is a Global Security?".

        Payments on Non-Global Securities.    We will make payments on a debt security in non-global form as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the record date. We will make all other payments by check at the paying agent described below, against surrender of the debt security. All payments by check will be made in next-day funds—i.e., funds that become available on the day after the check is cashed.

        Alternatively, if a non-global security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request wire payment, the holder must give the paying agent appropriate transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. In the case of any other payment, payment will be made only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

  How We Will Make Payments Due in Other Currencies

        We will follow the practice described in this subsection when paying amounts that are due in a specified currency other than U.S. dollars.

        Payments on Global Securities.    We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. We understand that these policies, as currently in effect at DTC, are as follows.

        Unless otherwise indicated in your prospectus supplement, if you are an indirect holder of global notes denominated in a specified currency other than U.S. dollars and if you elect to receive payments in that other currency, you must notify the participant through which your interest in the global security is held of your election:

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  on or before the applicable regular record date, in the case of a payment of interest; or

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  on or before the 16th day prior to stated maturity, or any redemption or repayment date, in the case of payment of principal or any premium.

        You may elect to receive all or only a portion of any interest, principal or premium payment in a specified currency other than U.S. dollars.

        Your participant must, in turn, notify DTC of your election on or before the third DTC business day after that regular record date, in the case of a payment of interest, and on or before the 12th DTC business day prior to stated maturity, or on the redemption or repayment date if your debt security is redeemed or repaid earlier, in the case of a payment of principal or any premium.

        DTC, in turn, will notify the paying agent of your election in accordance with DTC's procedures.

        If complete instructions are received by the participant and forwarded by the participant to DTC, and by DTC to the paying agent, on or before the dates noted above, the paying agent, in accordance with DTC's instructions, will make the payments to you or your participant by wire transfer of immediately available funds to an account maintained by the payee with a bank located in the country issuing the specified currency or in another jurisdiction acceptable to us and the paying agent.

        If the foregoing steps are not properly completed, we expect DTC to inform the paying agent that payment is to be made in U.S. dollars. In that case, we or our agent will convert the payment to U.S. dollars in the manner described below under "—Conversion to U.S. Dollars". We expect that we or our agent will then make the payment in U.S. dollars to DTC, and that DTC in turn will pass it along to its participants.

Indirect holders of a global security denominated in a currency other than U.S. dollars should consult their banks or brokers for information on how to request payment in the specified currency.

        Payments on Non-Global Securities.    Except as described in the last paragraph under this heading, we will make payments on debt securities in non-global form in the applicable specified currency. We will make these payments by wire transfer of immediately available funds to any account that is maintained in the applicable specified currency at a bank designated by the holder and acceptable to us and the trustee. To designate an account for wire payment, the holder must give the paying agent appropriate wire instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person or entity who is the holder on the regular record date. In the case of any other payment, the payment will be made only after the debt security is surrendered to the paying agent. Any instructions, once properly given, will remain in effect unless and until new instructions are properly given in the manner described above.

        If a holder fails to give instructions as described above, we will notify the holder at the address in the trustee's records and will make the payment within five business days after the holder provides appropriate instructions. Any late payment made in these circumstances will be treated under the indenture as if made on the due date, and no interest will accrue on the late payment from the due date to the date paid.

        Although a payment on a debt security in non-global form may be due in a specified currency other than U.S. dollars, we will make the payment in U.S. dollars if the holder asks us to do so. To request U.S. dollar payment, the holder must provide appropriate written notice to the trustee at least five business days before the next due date for which payment in U.S. dollars is requested. In the case of any interest payment due on an interest payment date, the request must be made by the person or entity who is the holder on the regular record date. Any request, once properly made, will remain in effect unless and until revoked by notice properly given in the manner described above.

Book-entry and other indirect holders of a debt security with a specified currency other than U.S. dollars should contact their banks or brokers for information about how to receive payments in the specified currency or in U.S. dollars.

        Conversion to U.S. Dollars.    When we are asked by a holder to make payments in U.S. dollars of an amount due in another currency, either on a global security or a non-global security as described above, we will determine the U.S. dollar amount the holder receives as follows. The exchange rate agent described below will request currency bid quotations expressed in U.S. dollars from three or, if three are not available, then two, recognized foreign exchange dealers in New York City, any of which may be the exchange rate agent, as of 11:00 A.M., New York City time, on the second business day before the payment date. Currency bid quotations will be requested on an aggregate basis, for all holders of debt securities, if any, requesting U.S. dollar payments of amounts due on the same date in the same specified currency. The U.S. dollar amount the holder receives will be based on the highest acceptable currency bid quotation received by the exchange rate agent. If the exchange rate agent determines that at least two acceptable currency bid quotations are not available on that second business day, the payment will be made in the specified currency.

        To be acceptable, a quotation must be given as of 11:00 A.M., New York City time, on the second business day before the due date and the quoting dealer must commit to execute a contract at the quotation.

        A holder that requests payment in U.S. dollars will bear all associated currency exchange costs, which will be deducted from the payment.

        When the Specified Currency is not Available.    If we are obligated to make any payment in a specified currency other than U.S. dollars, and the specified currency is not available to us due to circumstances beyond our control—which may include the imposition of exchange controls or a disruption in the currency markets—we will be entitled to satisfy our obligation to make the payment in that specified currency by making the payment in U.S. dollars, on the basis of the most recently available exchange rate.

        For a specified currency other than U.S. dollars, the exchange rate will be the noon buying rate for cable transfers of the specified currency in New York City as quoted by the Federal Reserve Bank of New York on the then-most recent day to which that Bank has quoted that rate.

        The foregoing will apply to any debt security, whether in global or non-global form, and to any payment, including a payment at maturity. Any payment made under the circumstances and in a manner described above will not result in a default under either indenture.

        The Euro.    The euro may be a specified currency for some debt securities. On January 1, 1999, the euro became the legal currency for the 11 member states participating in the European Economic and Monetary Union. During a transition period from January 1, 1999 to December 31, 2001 and for a maximum of six months thereafter, the former national currencies of these 11 member states will continue to be legal tender in their country of issue, at rates irrevocably fixed on December 31, 1998.

        Exchange Rate Agent.    If we issue a debt security in a specified currency other than U.S. dollars, we will appoint a financial institution to act as the exchange rate agent and will name the institution initially appointed when the debt security is originally issued in the applicable prospectus supplement. We may change the exchange rate agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

        All determinations made by the exchange rate agent will be at its sole discretion unless we state in the applicable prospectus supplement that any determination is subject to our approval. In the absence of manifest error, those determinations will be conclusive for all purposes and binding on you and us, without any liability on the part of the exchange rate agent.

  Payment When Offices Are Closed

        If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next day that is a business day.

  Paying Agent

        We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

  Unclaimed Payments

        Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to a holder will be repaid to us. After that two-year period, the holder may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Notices

        Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive notices.

Our Relationship with the Trustee

        J. P. Morgan Chase & Co. is initially serving as the trustee for the debt securities to be issued under the indentures. J. P. Morgan Chase & Co. acts as the trustee of our investment plans and has provided commercial banking and other services for us and our related companies in the past and is expected to do so in the future.

Service of Process

        Corning Finance B.V. has appointed CT Corporation System acting through its office at 1633 Broadway, New York, New York, as its authorized agent for service of process in any legal action or proceeding to which it is a party relating to the indenture, the guaranteed debt securities or the full and unconditional guarantee brought in any federal or state court in New York City and has submitted to the non-exclusive jurisdiction of those courts.

DESCRIPTION OF WARRANTS

        Corning may issue warrants to purchase its debt securities, as well as warrants to purchase its preferred or common stock. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between Corning Incorporated and a bank or trust company, as warrant agent, all as will be set forth in the related prospectus supplement.

Debt Warrants

        The following briefly summarizes the material terms of the debt warrant agreement, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any debt warrants that are offered by us and the applicable debt warrant agreement which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the debt warrants being offered.

  General

        Corning may issue warrants for the purchase of its debt securities. As explained below, each debt warrant will entitle its holder to purchase debt securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

        The debt warrants are to be issued under debt warrant agreements to be entered into between Corning and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the prospectus supplement relating to the debt warrants being offered by the prospectus supplement. A form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, reflecting the alternative provisions that may be included in the debt warrant agreements to be entered into with respect to particular offerings of debt warrants, is included as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of debt warrant agreement.

  Terms of the Debt Warrants to be Described in the Prospectus Supplement

        The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

  •
  the initial offering price;

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  the currency or currency unit in which the price for the debt warrants is payable;

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  the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

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  the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

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  the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

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  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

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  the date on which the right to exercise the debt warrants will commence and the date on which this right will expire;

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  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

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  whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; and

  •
  any other terms of the debt warrants.

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indenture.

  Exercise of Debt Warrants

        Unless otherwise provided in the related prospectus supplement, each debt warrant will entitle the holder of debt warrants to purchase for cash the principal amount of debt securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the related prospectus supplement. Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the debt warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by us, unexercised debt warrants will become void.

        Debt warrants may be exercised as set forth in the prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities purchasable upon exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

        If you hold your interest in a debt warrant indirectly, you should check with the institution through which you hold your interest in the debt warrant to determine how these provisions will apply to you.

  Modifications

        The debt warrant agreement may be amended by Corning and the debt warrant agent, without the consent of the holder of any debt warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the debt warrant agreement, or making any provisions in regard to matters or questions arising under the debt warrant agreement that Corning may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of debt warrant certificates in any material respect. Corning and the debt warrant agent also may modify or amend the debt warrant agreement and the terms of the debt warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised debt warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of the owners affected by the modification or amendment:

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  An increase in the exercise price of the debt warrants;

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  A shortening of the period of time during which the debt warrants may be exercised;

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  Any material and adverse change that affects the exercise rights of the owners of the debt warrants; or

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  A reduction in the number of debt warrants whose owners must consent to the modification or amendment of the debt warrant agreement or the terms of the equity warrants.

  Merger, Consolidation, Sale or Other Dispositions

        Under the debt warrant agreement, Corning may, to the extent permitted in the indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of Corning, the successor or assuming corporation will succeed to and be substituted for Corning, with the same effect as if it had been named in the debt warrant agreement and in the debt warrants as Corning. Corning will then be relieved of any further obligation under the debt warrant agreement or under the debt warrants.

  Enforceability of Rights, Governing Law

        The debt warrant agent will act solely as the agent of Corning in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants. The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against Corning suitable to enforce, or otherwise in respect of, their rights to exercise debt warrants evidenced by their debt warrant certificates. Except as may otherwise be provided in the related prospectus supplement, each issue of debt warrants and the applicable debt warrant agreement will be governed by the laws of the State of New York.

Equity Warrants

        The following briefly summarizes the material terms and provisions of the equity warrants, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of the equity warrants that are offered by Corning, which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the general provisions summarized below do not apply to the equity warrants being offered.

  General

        Corning may issue warrants for the purchase of its equity securities such as its preferred stock or common stock. As explained below, each equity warrant will entitle its holder to purchase equity securities at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

        The equity warrants are to be issued under equity warrant agreements to be entered into between Corning and one or more banks or trust companies, as equity warrant agent, all as will be set forth in the prospectus supplement relating to the equity warrants being offered by the prospectus supplement. A form of equity warrant agreement, including a form of equity warrant certificate representing the equity warrants, reflecting the alternative provisions that may be included in the equity warrant agreements to be entered into with respect to particular offerings of equity warrants, is included as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of equity warrant agreement.

  Terms of the Equity Warrants to be Described in the Prospectus Supplement

        The particular terms of each issue of equity warrants, the equity warrant agreement relating to the equity warrants and the equity warrant certificates representing equity warrants will be described in the applicable prospectus supplement. This description will include:

  •
  the title of the equity warrants;

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  the securities for which the equity warrants are exercisable;

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  the price or prices at which the equity warrants will be issued;

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  if applicable, the designation and terms of the preferred stock or common stock with which the equity warrants are issued, and the number of equity warrants issued with each share of preferred stock or common stock;

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  if applicable, the date on and after which the equity warrants and the related preferred stock or common stock will be separately transferable;

  •
  if applicable, a discussion of any material federal income tax considerations; and

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  any other terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

        Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of Corning.

        The exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each equity warrant will be subject to adjustment if Corning issues a stock dividend to holders of common stock or preferred stock, or if Corning declares a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. Instead of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each equity warrant, Corning may elect to adjust the number of equity warrants. No adjustments in the number of shares purchasable upon exercise of the equity warrants will be required until cumulative adjustments require an adjustment of at least 1% of those shares. Corning may, at its option, reduce the exercise price at any time. Corning will not issue fractional shares upon exercise of equity warrants, but Corning will pay the cash value of any fractional shares otherwise issuable.

        Notwithstanding the previous paragraph, if there is a consolidation, merger, or sale or conveyance of substantially all of the property of Corning, the holder of each outstanding equity warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which that equity warrant was exercisable immediately prior to the consolidation, merger, sale or conveyance.

  Exercise of Equity Warrants

        Unless otherwise provided in the related prospectus supplement, each equity warrant will entitle the holder of equity warrants to purchase for cash the principal amount of equity securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the related prospectus supplement. Equity warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the equity warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by Corning Incorporated, unexercised equity warrants will become void.

        Equity warrants may be exercised as set forth in the prospectus supplement relating to the equity warrants. Upon receipt of payment and the equity warrant certificate properly completed and duly executed at the corporate trust office of the equity warrant agent or any other office indicated in the prospectus supplement, Corning will, as soon as practicable, forward the equity securities purchasable upon exercise of the equity warrants to the person entitled to them. If fewer than all of the equity warrants represented by the equity warrant certificate are exercised, a new equity warrant certificate will be issued for the remaining amount of equity warrants.

        If you hold your interest in an equity warrant indirectly, you should check with the institution through which you hold your interest in the equity warrant to determine how these provisions will apply to you.

  Modifications

        The equity warrant agreement may be amended by Corning and the equity warrant agent, without the consent of the holder of any equity warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the equity warrant agreement, or making any provisions in regard to matters or questions arising under the equity warrant agreement that Corning may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of equity warrant certificates in any material respect. Corning and the equity warrant agent also may modify or amend the equity warrant agreement and the terms of the equity warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised equity warrants affected. However, modifications or amendments that result in any of the following changes may be made only with the consent of the owners affected by the modification or amendment:

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  An increase in the exercise price of the equity warrants;

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  A shortening of the period of time during which the equity warrants may be exercised;

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  Any material and adverse change that affects the exercise rights of the owners of the equity warrants; or

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  A reduction in the number of equity warrants whose owners must consent to the modification or amendment of the equity warrant agreement or the terms of the equity warrants.

  Merger, Consolidation, Sale or Other Dispositions

        Under the equity warrant agreement, Corning may, to the extent permitted in the indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of Corning, the successor or assuming corporation will succeed to and be substituted for Corning, with the same effect as if it had been named in the equity warrant agreement and in the equity warrants as Corning. Corning will then be relieved of any further obligation under the equity warrant agreement or under the equity warrants.

  Enforceability of Rights, Governing Law

        The equity warrant agent will act solely as the agent of Corning in connection with the issuance and exercise of equity warrants and will not assume any obligation or relationship of agency or trust for or with any holder of an equity warrant certificate or any owner of a beneficial interest in equity warrants. The holders of equity warrant certificates, without the consent of the equity warrant agent, the holder of any equity securities issued upon exercise of equity warrants or the holder of any other equity warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against Corning suitable to enforce, or otherwise in respect of, their rights to exercise equity warrants evidenced by their equity warrant certificates. Except as may otherwise be provided in the related prospectus supplement, each issue of equity warrants and the applicable equity warrant agreement will be governed by the laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

        The following briefly summarizes the material terms of the preferred stock of Corning, other than pricing and related terms disclosed in the accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by Corning which will be described in more detail in any prospectus supplement relating to such series. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

        Corning is authorized to issue up to 10,000,000 shares of preferred stock, par value $100 per share. Under the certificate of incorporation of Corning, the board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

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  the number of shares to be included in the series;

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  the designation, powers, preferences and rights of the shares of the series; and

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  the qualifications, limitations or restrictions of the series, except as otherwise stated in the certificate of incorporation.

        Prior to the issuance of any series of preferred stock, the board of directors will adopt resolutions creating and designating the series as a series of preferred stock and will file an amendment to the certificate of incorporation setting forth the terms of the series. Shareholders will not need to approve this amendment.

        At March 5, 2001, Corning had authorized the issuance of:

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  2,400,000 shares of Series A junior participating preferred stock, par value $100 per share, upon exercise of preferred share purchase rights associated with each share of common stock outstanding. See "Description of Common Stock—Rights Agreement"; and

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  316,822 shares of Series B cumulative convertible preferred stock, par value $100 per share.

        In addition, as described under "Description of Depositary Shares", Corning, at its option, instead of offering full shares of any series of preferred stock, may offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

        The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions, and issuances to officers, directors and employees pursuant to benefit plans. Shares of preferred stock issued by Corning may have the effect of rendering more difficult or discouraging an acquisition of Corning deemed undesirable by the board of directors.

        The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more stock of Corning.

        The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to these series.

Rank

        Unless otherwise specified in the prospectus supplement relating to the shares of any series of preferred stock, shares of one series will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

        Holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by the board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on the books of Corning on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

        Corning may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for either of the following:

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  all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

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  the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

        Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

        Similarly, Corning may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any of its other stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payments for:

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  all prior dividend periods if the other series of preferred stock pays dividends on a cumulative basis; or

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  the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

        The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of common stock of Corning.

Redemption

        If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or that of the holder's, and may be mandatorily redeemed.

        Any restriction on the repurchase or redemption by Corning of its preferred stock while there is any arrearage in the payment of dividends will be described in the relevant prospectus supplement.

        Any partial redemptions of preferred stock will be made in a way that the board of directors of Corning decides is equitable.

        Unless Corning defaults in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of these shares will terminate except for the right to receive the redemption price.

Anti-takeover Provisions

        See "Description of Common Stock Fair—Price Amendment" and "Description of Common Stock—Other Anti-takeover Provisions of the Certificate of Incorporation and By-Laws" for a discussion of provisions of the certificate of incorporation and by-laws of Corning that would have an effect of delaying, deferring or preventing a change in control of Corning.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up of Corning, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the prospectus supplement relating to each series of preferred stock, plus an amount equal to any accrued and unpaid dividends. These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock relating to liquidation, including Corning's common stock.

        If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of these series and the other securities will share in any distribution of available assets of Corning on a ratable basis in proportion to the full liquidation preferences. Holders of these series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

        The holders of shares of preferred stock will have no voting rights, except:

  •
  as otherwise stated in the prospectus supplement;

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  as otherwise stated in the certificate of designation establishing the series; or

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  as required by applicable law.

Outstanding Preferred Stock

        At March 5, 2001, there were 79,725 shares of Series B preferred stock outstanding.

Series B Preferred Stock

        Cumulative cash dividends at the rate of 8% per annum are payable on shares of the Series B preferred stock that have been issued. Corning has regularly paid dividends on the Series B preferred stock. No dividends may be paid or declared on the Series A preferred stock or the common stock unless all dividends for all prior dividend periods have been paid or declared on the Series B preferred stock.

        Holders of Series B preferred stock are entitled to vote together with the holders of common stock and not as a separate class, on all matters submitted to holders of the common stock. Each share of Series B preferred stock has fourteen votes, subject to adjustment.

        Holders of Series B preferred stock have no preemptive rights. In the event of a liquidation, dissolution or winding-up of Corning, holders of Series B preferred stock would be entitled to receive a distribution in the amount of $100 per share, plus accrued and unpaid dividends, before any distribution on the common stock or Series A preferred stock.

        The Series B preferred stock is redeemable, in whole or in part, at the election of Corning, at any time, at $100 per share.

        The Series B preferred stock is subject to redemption, at the option of the holder, at any time upon five business day's notice, at a redemption price equal to $100 plus accrued and unpaid dividends, if the proceeds are necessary:

  •
  to make a distribution pursuant to an investment election made under one of the investment plans of Corning; or

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  to satisfy any indebtedness to which the investment plans of Corning are subject, provided that this payment is necessary to remedy or prevent a default under the applicable indebtedness.

        Corning, at its option, may make payment of the redemption price required upon redemption of shares of Series B preferred stock in cash or in shares of common stock, or in any combination of shares of common stock and cash.

        The Series B preferred stock is convertible at the option of the holder, at any time, into common stock at a conversion price of $6.96 per share of common stock, each share of Series B preferred stock being valued at $100 for the purpose of this conversion, producing a conversion ratio equal to 14.37 shares of common stock for each share of Series B preferred stock so converted, subject to adjustments to prevent dilution.

DESCRIPTION OF DEPOSITARY SHARES

        The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed in the applicable prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that are offered by us and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A form of deposit agreement, including the form of depositary receipt, will be filed as an exhibit to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy of the form of deposit agreement.

General

        Corning may, at its option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If it decides to do so, Corning will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

        The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Corning and a bank or trust company selected by Corning having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by the depositary share.

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Dividends and Other Distributions

        The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to the underlying preferred stock in proportion to the number of the depositary shares owned by the holders.

        The preferred stock depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to these distributions. If the preferred stock depositary determines that it is not feasible to make a distribution, it may, with the approval of Corning, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares.

Redemption of Preferred Stock

        If Corning is to redeem a series of preferred stock represented by depositary shares, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the applicable series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

        Whenever Corning redeems shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary decides.

Withdrawal of Preferred Stock

        Unless the related depositary shares have previously been called for redemption, any holder of depositary shares may receive the number of whole shares of the related series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the preferred stock depositary. Holders of depositary shares making these withdrawals will be entitled to receive whole shares of preferred stock on the basis set forth in the related prospectus supplement for that series of preferred stock.

        However, holders of whole shares of preferred stock will not be entitled to deposit that preferred stock under the deposit agreement or to receive depositary receipts for that preferred stock after withdrawal. If the depositary shares surrendered by the holder in connection with withdrawal exceed the number of depositary shares that represent the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Voting Deposited Preferred Stock

        When the preferred stock depositary receives notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the applicable series of preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by the holder's depositary shares. To the extent possible, the preferred stock depositary will vote the amount of the series of preferred stock represented by depositary shares in accordance with the instructions it receives.

        Corning will agree to take all reasonable actions that the preferred stock depositary determines are necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will vote all shares of any series of preferred stock held by it proportionately with instructions received if it does not receive specific instructions from the holders of depositary shares representing that series of preferred stock.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Corning and the preferred stock depositary. However, any amendment that imposes additional charges or materially and adversely alters the existing rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the affected depositary shares then outstanding. Holders who retain their depositary receipts after the amendment becomes effective will be deemed to agree to the amendment and will be bound by the amended deposit agreement. The deposit agreement automatically terminates if:

  •
  all outstanding depositary shares have been redeemed;

  •
  each share of preferred stock has been converted into or exchanged for common stock; or

  •
  a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with any liquidation, dissolution or winding up of Corning.

        Corning may terminate the deposit agreement at any time and the preferred stock depositary will give notice of that termination to the record holders of all outstanding depositary receipts not less than 30 days prior to the termination date. In that event, the preferred stock depositary will deliver or make available for delivery to holders of depositary shares, upon surrender of the depositary shares, the number of whole or fractional shares of the related series of preferred stock as are represented by those depositary shares.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

        No fees, charges and expenses of the preferred stock depositary or any agent of the preferred stock depositary or of any registrar will be payable by any person other than Corning, except for any taxes and other governmental charges and except as provided in the deposit agreement. If the preferred stock depositary incurs fees, charges or expenses for which it is not otherwise liable at the election of a holder of a depositary receipt or other person, that holder or other person will be liable for those fees, charges and expenses.

Resignation and Removal of Depositary

        The preferred stock depositary may resign at any time by delivering to Corning notice of its intent to do so, and Corning may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary and its acceptance of the appointment. A successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

        The preferred stock depositary will forward all reports and communications from Corning which are delivered to the preferred stock depositary and which Corning is required to furnish to the holders of the deposited preferred stock.

        Neither the preferred stock depositary nor Corning will be liable if it is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The obligations of Corning and the preferred stock depositary under the deposit agreement will be limited to performance with honest intentions of their duties under the agreement and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. Corning and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF COMMON STOCK

        Corning has authorized the issuance of 3,800,000,000 shares of common stock, par value $.50 per share. As of March 5, 2001, Corning had 928,176,165 shares outstanding. Each holder of common stock is entitled to one vote per share for all matters to be voted on by shareholders of Corning Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock. The current quarterly cash dividend of Corning Incorporated is $.06 per share of common stock. The continued declaration of dividends by the board of directors is subject to the current and prospective earnings, financial condition and capital requirements of Corning Incorporated and any other factors that the board of directors deems relevant.

        Upon voluntary or involuntary liquidation, dissolution or winding up of Corning, the holders of the common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of common stock. All of the outstanding shares of common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is Computershare Investor Services, LLC. The common stock is listed on The New York Stock Exchange, Inc.

Rights Agreement

        Attached to each share of common stock is one preferred share purchase right. Each right entitles the registered holder to purchase from Corning one one-hundredth of a share of Series A preferred stock at a price of $125.00 per one one-hundredth of a share of Series A preferred stock, subject to adjustment. The rights expire on July 15, 2006, unless the final expiration date is extended or unless the rights are earlier redeemed by Corning.

        The rights represented by the certificates for common stock are not exercisable, and are not separately transferable from the common stock, until the earlier of:

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  ten days after a person or group, called an "acquiring person", acquires beneficial ownership of 20% or more of the common stock of Corning; or

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  ten business days, or a later date determined by the board of directors, after the commencement or first public announcement of a tender or exchange offer that would result in a person or group beneficially owning 20% or more of the outstanding common stock of Corning.

        The earlier of these two dates is called the "distribution date". Separate certificates for the rights will be mailed to holders of record of the common stock as of the distribution date. The rights could then begin trading separately from the common stock.

        Generally, in the event that a person or group becomes an acquiring person, each right, other than the rights owned by the acquiring person, will entitle the holder to receive, upon exercise of the right, common stock having a value equal to two times the exercise price of the right. In the event that Corning is acquired in a merger, consolidation, or other business combination transaction or more than 50% of its assets, cash flow or earning power is sold or transferred, each right, other than the rights owned by an acquiring person, will entitle the holder to receive, upon the exercise of the right, common stock of the surviving corporation having a value equal to two times the exercise price of the right.

        At any time after the acquisition by the acquiring person of beneficial ownership of 20% or more of the outstanding shares of the common stock of Corning and before the acquisition by the acquiring person of 50% or more of the voting power of the outstanding shares of the common stock of Corning, the board of directors may exchange the rights, other than rights owned by the acquiring person, which would have become void, in whole or in part, at an exchange ratio of one share of our common stock per right, subject to adjustment.

        The rights are redeemable in whole, but not in part, at $.01 per right until any person or group becomes an acquiring person. The ability to exercise the rights terminates at the time that the board of directors elects to redeem the rights. Notice of redemption will be given by mail to the registered holders of the rights. At no time will the rights have any voting rights. The rights agent is Computershare Investor Services, LLC.

        The exercise price payable, and the number of shares of Series A preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

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  in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Series A preferred stock;

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  upon the grant to holders of the shares of Series A preferred stock of rights or warrants to subscribe for or purchase shares of Series A preferred stock at a price, or securities convertible into shares of Series A preferred stock with a conversion price, less than the then current market price of the shares of Series A preferred stock; or

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  upon the distribution to holders of the shares of Series A preferred stock of evidences of indebtedness or assets, excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Series A preferred stock, or of subscription rights or warrants, other than those referred to above.

        The number of outstanding rights and the number of one one-hundredths of a share of Series A preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of, or stock dividend on, or subdivision, consolidation or combination of, the common stock prior to the distribution date. With some exceptions, no adjustment in the exercise price will be required until cumulative adjustments require an adjustment of at least 1% in the exercise price.

        Upon the exercise of the rights, no fractional shares of Series A preferred stock will be issued and instead an adjustment in cash will be made. However, fractional shares of Series A preferred stock may be issued where these fractions are integral multiples of one-hundredth of a share which may, at the election of Corning, be evidenced by depositary receipts.

        The rights have certain anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us on terms not approved by the board of directors of Corning, except in the case of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the board of directors since, subject to exceptions, the rights may be redeemed by us at $.01 per right at any time prior to the acquisition by a person or group of beneficial ownership of 20% or more of the common stock. The redemption of the rights may be made effective at any time, on any basis, and with any conditions that the board of directors in its sole discretion may establish.

        The shares of Series A preferred stock purchasable upon exercise of the right will rank junior to all other series of preferred stock of Corning, including the Series B preferred stock, or any similar stock that specifically provides that it ranks prior to the shares of Series A preferred stock. The shares of Series A preferred stock will be nonredeemable. Each share of Series A preferred stock will be entitled to a minimum preferential quarterly dividend of $1.00 per share, but will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the shares of Series A preferred stock will be entitled to a minimum preferential liquidation payment of $100 per share, but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each share of Series A preferred stock will have 100 votes, voting together with the common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Series A preferred stock will be entitled to receive 100 times the amount and type of consideration received per share of common stock. These rights are protected by customary antidilution provisions. Because of the nature of the Series A preferred stock's dividend, liquidation and voting rights, the value of the interest in a share of Series A preferred stock purchasable upon the exercise of each right should approximate the value of one share of common stock.

        The description of the rights contained in this section does not describe every aspect of the rights. The rights agreement dated as of June 5, 1996, between Corning and the rights agent, contains the full legal text of the matters described in this section. A copy of the rights agreement has been incorporated by reference in the Registration Statement of which this prospectus forms a part. See "Where You Can Find More Information" below for information on how to obtain a copy.

Fair Price Amendment

        In 1985, shareholders of Corning adopted a "fair price amendment" to the certificate of incorporation of Corning that, in general, requires the approval by the holders of at least 80% of the voting power of the outstanding capital stock of Corning entitled to vote generally in the election of directors as a condition for mergers and other forms of business combinations with any beneficial owner of more than 10% of this voting power unless:

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  the transaction is approved by at least a majority of the "continuing directors", as defined in the certificate of incorporation; or

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  minimum price, form of consideration and procedural requirements are met.

        Amendment or repeal of this provision or the adoption of any inconsistent provision requires the affirmative vote of at least 80% of the voting stock unless the proposed amendment or repeal or the adoption of the inconsistent provisions were approved by two-thirds of the entire board of directors and a majority of the continuing directors.

Other Anti-takeover Provisions of the Certificate of Incorporation and By-Laws

        In addition to the preferred share purchase rights and the fair price amendment, the certificate of incorporation and by-laws of Corning contain other provisions that may discourage a third party from seeking to acquire Corning or to commence a proxy contest or other takeover-related action. Corning has classified its board of directors so that one-third of the board is elected each year to three-year terms of office. In addition, holders of common stock may remove a director from office at any time prior to the expiration of his or her term only with cause and by vote of a majority of holders of common stock outstanding. These provisions, together with provisions concerning the size of the board and requiring that premature vacancies on the board be filled only by a majority of the entire board, may not be amended, altered or repealed, nor may we adopt any inconsistent provisions without the affirmative vote of at least 80% of the voting stock of Corning or the approval of two-thirds of the entire board of directors.

        The by-laws of Corning contain procedural requirements with respect to the nomination of directors by shareholders that require, among other things, delivery of notice by nominating shareholders to its Secretary not later than 90 days nor more than 120 days prior to the date of the shareholders meeting at which the nomination is to be considered. The by-laws do not provide that a meeting of the board of directors may be called by shareholders.

        The certificate of incorporation of Corning provides that no director will be liable to Corning or its shareholders for a breach of duty as a director except as provided by the New York Business Corporation Law.

        The effect of these provisions may be to deter attempts either to obtain control of Corning or to acquire a substantial amount of its stock, even if a proposed acquisition transaction were at a significant premium over the then-prevailing market value of the common stock, or to deter attempts to remove the board of directors and management of Corning, even though some or a majority of the holders of common stock may believe these actions to be beneficial.

PLAN OF DISTRIBUTION

        We may sell securities to or through underwriters, and we may also sell securities directly to other purchasers or through agents. Unless otherwise set forth in the prospectus supplement, the obligations of any underwriters to purchase the securities will be subject to conditions precedent and these underwriters will be obligated to purchase all the securities if any are purchased.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the method of distribution of the securities.

        In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriter, dealer or agent that will participate in the distribution of the securities will be identified, and any compensation it will receive will be described, in the prospectus supplement.

        Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make relating to these liabilities. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

        If so indicated in the applicable prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

VALIDITY OF SECURITIES

        The validity of the securities is being passed on for us by William D. Eggers, Esq., Senior Vice President and General Counsel of Corning, and for any underwriters, dealers or agents by Sullivan & Cromwell, 125 Broad Street, New York, New York. Mr. Eggers owns substantially less than 1% of the outstanding shares of Corning common stock.

EXPERTS

        The consolidated financial statements of Corning incorporated in this prospectus by reference to Corning's Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with SEC. This prospectus is a part of that registration statement, which includes additional information.

        Corning files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement.

        This prospectus incorporates by reference the documents listed below that Corning has previously filed with the SEC. They contain important information about Corning and its financial condition.

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  Annual Report on Form 10-K for the year ended December 31, 2000;

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  Current Reports on Form 8-K filed on January 25, 2001 and February 23, 2001; and

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  Registration Statement on Form 8-A containing a description of our preferred share rights plan filed on July 11, 1996.

        We incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 4 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offerings covered by this prospectus.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

    Corning Incorporated
    One Riverfront Plaza
    Corning, New York 14831
    Attention: Secretary
    (607) 974-9000

        Information in this prospectus may add to, update or change information in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in this prospectus. Information in a document filed after the date of this prospectus may add to, update or change information in this prospectus or in a previously filed document incorporated by reference in this prospectus. In that case, you should rely on the information in the later filed document.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus Supplement

20,000,000 Shares

Corning Incorporated

Common Stock

Goldman, Sachs & Co.

QuickLinks

ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
About the Company
Recent Developments
The Offering
FORWARD-LOOKING STATEMENTS
RISK FACTORS
ABOUT THE COMPANY
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
UNDERWRITING
VALIDITY OF THE COMMON STOCK
EXPERTS
TABLE OF CONTENTS
CORNING INCORPORATED
CORNING FINANCE B.V.
RISK FACTORS
USE OF PROCEEDS
SECURITIES WE MAY ISSUE
RATIOS OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED FIXED CHARGES INCLUDING PREFERRED STOCK DIVIDENDS
DESCRIPTION OF DEBT SECURITIES AND GUARANTEES
DESCRIPTION OF WARRANTS
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF COMMON STOCK
PLAN OF DISTRIBUTION
VALIDITY OF SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION